                                                                    EXHIBIT 11.1


                               ADAC LABORATORIES
                      COMPUTATION OF NET INCOME PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)



                               Three Months Ended  Nine Months Ended
                               ------------------  -----------------

                               June 30,   July 2,  June 30,  July 2,
                                 1996      1995      1996     1995
                               --------   -------  --------  -------

Average shares outstanding       17,485    16,321    17,238   16,181

Net effect of dilutive stock
   options and warrants             918     1,118       890      747
                                -------   -------   -------  -------

Average common and common
 equivalent shares
 outstanding                     18,403    17,439    18,128   16,928
                                =======   =======   =======  =======

Net income                      $ 4,353   $ 3,054   $11,832  $ 8,238
                                =======   =======   =======  =======

Net income per share            $  0.24   $  0.18   $  0.65  $  0.49
                                =======   =======   =======  =======